Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

                          OFFER TO PURCHASE FOR CASH

                    All Outstanding Shares of Common Stock

            (Including the Associated Common Stock Purchase Rights)

                                      and

               All Outstanding Warrants to Purchase Common Stock

                                      of

                          LONE STAR INDUSTRIES, INC.

                                      at

                             $50.00 Net Per Share

                                      and

                            $81.25 Net Per Warrant

                                      by

                            LEVEL ACQUISITION CORP.

                    an indirect wholly owned subsidiary of

                                 DYCKERHOFF AG

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 1, 1999, UNLESS THE OFFER IS EXTENDED.

                                                              September 3, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

  We have been appointed by Level Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Dyckerhoff Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Lone Star Industries, Inc., a Delaware corporation (the "Company"), together with the associated rights to purchase common stock (the "Rights") issued pursuant to the Rights Agreement, dated as of November 10, 1994 (the "Rights Agreement") by and between the Company and Chemical Bank, as Rights Agent, at $50.00 per Share, net to the seller in cash without interest, and all of the outstanding Common Stock Purchase Warrants (the "Warrants") issued pursuant to the Warrant Agreement dated as of April 13, 1994 between the Company and Chemical Bank, as Warrant Agent, at $81.25 per Warrant, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 3, 1999 (the "Offer to Purchase") and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares or Warrants registered in your name or in the name of your nominee.
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  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer a number of Shares and Warrants representing at least a majority of the Fully Diluted Shares (as defined in the Offer to Purchase) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 15 of the Offer to Purchase.

  The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), and determined that the Offer and the Merger are fair to, and in the best interests of, the Company's securityholders and unanimously recommends that the securityholders accept the Offer and tender their Shares and their Warrants pursuant to the Offer.

  For your information and for forwarding to your clients for whom you hold Shares or Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase dated September 3, 1999;

    2. The green Letter of Transmittal for your use in tendering Shares and for the information of your clients and the blue Letter of Transmittal for your use in tendering Warrants and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares or Warrants and all other required documents cannot be delivered to EquiServe, L.P., (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares or Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to securityholders of the Company from William M. Troutman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated September 3, 1999, which has been filed by the Company with the Securities and Exchange Commission;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares and Warrants which are validly tendered prior to the Expiration Date (as defined in the Offer to Purchase) and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares and Warrants for payment pursuant to the Offer. Payment for Shares and Warrants purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or Warrants, or timely confirmation of a book-entry transfer of such Shares and Warrants into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the appropriate Letter of Transmittal.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares or Warrants pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers,

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dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares and Warrants pursuant to the Offer, except as otherwise provided in Instruction 6 of the appropriate Letter of Transmittal.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 1, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and Warrants, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares or Warrants should be delivered or such Shares or Warrants should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the appropriate Letter of Transmittal and in the Offer to Purchase.

  If holders of Shares or Warrants wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY DEAN WITTER

  Nothing contained herein or in the enclosed documents shall constitute you the agent of Parent, Purchaser, the Company, the Dealer Manager, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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